January 22, 2016

Robert F. Licopoli
CEO
360 Sports, Inc.
244 5th Avenue, Suite R260
New York, NY 10001

Justin Dobbie
Legal Branch Chief
Office of Transportation and Leisure
United States Securities and Exchange Commission
Mail Stop 3561
Washington, D.C. 20549

RE:

SEC Comment Letter
Dated January 20th, 2016
CIK No. 0001652577

Mr. Dobbie,

This letter is in response to the SEC comments letter we received from Ada D. Sarmento by email on Wednesday, January 20th at 4:57 PM EST. Our response is as follows:

Part F/S

1. We have replaced the hyperlinks with an Edgar compliant financial table for each of the broken links.

Legality Opinion

1. The reference to units have been revised and are now correctly referred to as shares in both the Offering Statement and the legal opinion letter.

Exhibits

2. All completed exhibits have been submitted and reordered in order to be consistent with the numbering structure in PART III Item 17 Description of Exhibits. All applicable exhibits will be filed by amendment as they are completed.

Please contact me for any questions at (646) 477-6733. Thank You.

Robert F. Licopoli